[LETTERHEAD OF UNIVERSAL]

UNIVERSAL MUSIC GROUP

AGREEMENT FOR THE INCLUSION OF
UNIVERSAL SOUND RECORDINGS AND UNIVERSAL VIDEOS IN
ONLINE, ON-DEMAND AD-SUPPORTED SERVICES

The parties (each a “Party” and, collectively, the “Parties”) hereto are:

UMG Recordings, Inc., with offices at 2220 Colorado Avenue, Santa Monica, California 90404 (“Universal”)

and

Mohen, Inc., c/o Greenberg Traurig, 200 Park Avenue, New York, NY 10166 (“Musicloads”)

The date hereof is: May 30, 2006 (the “Effective Date”)

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A.           This agreement, inclusive of Universal’s Standard Terms and Conditions, which are attached as Exhibit A hereto (the “Standard Terms”), and all other exhibits and attachments hereto, constitute the entire agreement of the Parties with respect to the subject master hereof, and are hereinafter collectively referred to as this “Agreement”.

B.           This Agreement, dated as of the Effective Date, is entered into between Universal and Musicloads in order to authorize for inclusion in the online, on-demand service operated and maintained by Musicloads and supported fully by advertising revenues (as opposed to subscription fees) certain recorded audio music content of Universal and its Affiliates during the Term and within the Covered Territory, upon the terms, and subject to the conditions, contained herein,

C.           Certain terms used in this Agreement that have not been otherwise defined, have the meanings assigned to them in Section 1 of the Standard Terms.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Specific Grant of Rights.

(a)           Rights. Upon the terms, and subject to the conditions, restrictions and limitations set forth in this Agreement, including, without limitation, full compliance with the Service Functionality Description, Universal hereby grants to Musicloads, during the Term and within the Covered Territory only, a limited, non-exclusive right, without the right to transfer or sublicense any rights granted herein, except as may be specifically provided herein:

(i)           to make Play Events of Universal Sound Recordings and Universal Videos solely on the Service in the form of Streams and Conditional Downloads;

(ii)           to make Reproductions of the Universal Sound Recordings and Universal Videos solely insofar as they are incidental and necessary to make the Play Events described in clause (i) above;

(iii)           to Reproduce and display the Artwork on the Service and/or the Websites, only in connection with the permitted uses of the associated Universal Sound Recording of Universal Video on the Service; and

(iv)           to store and host Universal Sound Recordings, Universal Videos and Artwork on the Servers solely for the purposes of exercising the specific rights granted hereunder.

(b)           No Other Rights. Any and all rights not expressly granted hereunder are reserved by Universal.

(c)           No Rights Prior to Release Date. The rights conveyed in this Section 1 of the Agreement do not apply to any Universal Sound Recordings, Universal Videos or related Artwork prior to the. “street date” of the associated album release within the Covered Territory.

(d)           Musicloads Clients. It is acknowledged and agreed that, subject to Section 2 of the Standard Terms and all other relevant provisions of this Agreement, Musicloads may create, host, power and/or support multiple Websites (which Websites may or tray not contain Musicloads’s brand or logo) and offer the Service indirectly to End Users through Musicloads Clients that have been pre-approved in writing by Universal. It is understood and agreed by Musicloads that Universal may require any Musicloads Client to provide additional protections (financial and other) for the performance of the obligations hereunder including, without limitation, by means of a security deposit, letters) of credit, guarantee and/or a separate agreement or direct relationship between Universal and any such Musicloads Client. For each Musicloads Client, Musicloads shall supply to Universal a detailed description of such Musicloads Client, the systems and software used by such Musicloads Client, the “look and feel” of the Service as offered by such Musicloads Client and all such other specifics required by Universal (the “Client Specifics”). All such Client Specifics shall be attached to this Agreement from time to brae during the Term as Exhibit(s) B-3.

2.           Consideration. In consideration of the rights granted by Universal to Musicloads hereunder,
Musicloads will pay to Universal the amounts set forth in this Section 2.

(a)           Advances.

(i)           A cash advance, by wire transfer of immediately available fiends to an account designated in writing by Universal, equal to: (1) Two Million Two Hundred Thousand Dollars ($2,200,000), payable upon execution of this Agreement (the “First Advance”); and (2) Two Million Two Hundred Thousand Dollars ($2,200,000), payable on the earlier of the first anniversary of the launch of any version of the Service or November 15, 2007 (the “Second Advance” and, collectively with the First Advance, the “Advances”). Musicloads shall pay Two Hundred Thousand Dollars ($200,1100) of each of the First Advance and the Second Advance directly to Universal Music Canada.

(ii)           All Advances will be non-refundable and recoupable against the Content Fees described in Section 2(b) below, if any. Notwithstanding the foregoing, Musicloads may not credit any Content Fees due and payable to Universal against any Advances, or reduce the amount of any such Advance by the amount of any such Content Fees. (By way of example, and not by limitation, if Content Fees payable to Universal during the last Accounting Period of the first year equal Five Hundred Thousand Dollars ($500,000), Musicloads will not, and is not authorized or permitted to, deduct that amount from the Second Advance due at the end of the first year (or reduce such Second Advance by such amount).)

(b)           Content Fees. For each Accounting Period during the Term, pursuant to the procedures set forth in Sections 7 and 8 of the Standard Terms, Musicloads will pay to Universal, fees (“Content Fees”) for Play Events on the Service, equal to the Universal Proportionate Share of fifty percent (50%) of Gross Revenues as defined herein.

(c)           All End Users. For purposes of calculating the Content Fees due hereunder, End Users will include all End Users of the Service, whether the Service is offered directly by Musicloads or indirectly through a Musicloads Client.

(d)           Publishing Fees Not Included. The rights granted by Universal to Musicloads under Section 1 of this Agreement do not include any rights to perform, reproduce or otherwise use in any way any musical compositions embodied in the Universal Sound Recordings or Universal Videos. Musicloads is solely responsible for obtaining any rights in and to such musical compositions that may be required in connection with the operation of the Service, and for paying any and all related royalties and fees, as more fully described in Section 4(b) of the Standard Terms. Universal will use reasonable efforts to supply Musicloads with information in Universal’s possession that is necessary to obtain licenses from music publishers, provided that Universal makes no representation or warranty with respect to the accuracy or completeness of such information.

(e)           Reproduction Fee. The Content Fees set forth above include consideration for each compliant Reproduction of Universal Content made by Musicloads during the Term in strict accordance with the provisions of this Agreement.

(f)           Content Management Costs. If and as applicable, Musicloads will pay Universal’s then-current standard rate card charges for the delivery of Universal Content hereunder in electronic file format (or other encoded file format supported by Universal), together with any tape and other out-of-pocket costs, such as delivery or courier charges, as set forth in the Asset & Metadata Recipient Guide.

(g)           Servicing. of Videos. Musicloads will obtain the Universal Videos from Universal’s vault providers, which Universal pray designate from time to time, for use hereunder in the format described in Exhibit B-4 to this Agreement. Musicloads will pay costs of duplication and delivery (e.g., including without limitation, encoding costs, digitizing costs, beta tape costs, etc.) for Universal Videos provided to Musicloads. If available from the vault provider, Universal will make its preferred rate card costs available to Musicloads. At such time that Universal makes its Videos available in digital format via electronic feed which has been approved and tested by Musicloads, Musicloads will be required to take such Universal Videos in that format available to Musicloads. Musicloads will be required to obtain all new release Universal Videos. Musicloads may obtain catalog Universal Videos at its discretion. Approved images, likenesses and other materials that Musicloads tray use in connection with such Universal Videos are available through www.umvd.com. Musicloads’s use of any such other images, likenesses or other materials shall be subject to the terms and conditions set forth by UMVD at www.umvd.com. With respect to materials delivered to Musicloads in connection with any Video, Musicloads may only make such copies of such materials as may be necessary in the exercise of Musicloads’s rights hereunder.

3.           Term. The term of this Agreement will commence on the Effective Date (the “Term”) and end the earlier of (i) two years from the launch of any version of the Service or (ii) November 15, 2008. The initial beta test of the Service scheduled to commence on July 1, 2006 will not be considered as the launch. Such beta test will he made available to no more than 1,000 total individual users, consisting of Musicloads employees, representatives from entertainment content owners (e.g., record labels, film studios) and advertising agencies and up to 100 outside users (e.g., college students).

4.           Territory. The territory covered hereby is the United States and Canada, and their respective territories, commonwealths and possessions (the “Covered Territory”).

5.           Notices. All notices or other communications that are required or permitted hereunder will be in writing (“Notices”) and deemed to have been duly given at the time of receipt if delivered personally or via overnight express, or three (3) days after being mailed, registered or certified mail, postage prepaid, return receipt requested. Facsimile and electronic mail transmissions will not constitute valid Notices hereunder (whether or not actually received). Notices will be addressed to the address for Musicloads listed in the introductory paragraph to this Agreement marked to the attention of Marc Jacobson, or to such other address(es) as Musicloads hereafter may designate from time to time in writing. In addition, on or before the Effective Date, Musicloads will supply to Universal tire name, address and telephone numberof a contact person for Takedown Notices under Section 6 of the Standard Terms (the “Takedown Notice Contact”). The Takedown Notice Contact will be available at all times during the Terms (24 hours a day, 7 days a week) such that Musicloads is able to comply fully with Musicloads’s twenty-four (24) hour removal obligation, as described in Section 6 of the Standard Terms. Notwithstanding anything in this Section 5 to the contrary, Notices supplied in connection with Section 6 of the Standard Terms (“Takedown Notices”) may be provided to the Takedown Notice Contact by electronic mail transmission, Noticeswill be addressed, as applicable, to the addresses for Universal listed on Exhibit C hereto, or to such other address(es) as Universal hereafter may designate from time to time in writing.

6.           Additional Terms and Conditions. Additional terms, conditions, restrictions and limitations are included in the Standard Terms and the other exhibits and attachments hereto (as may be revised from time to time during the Term).

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This Agreement is binding on the Parties immediately upon execution by Musicloads and Universal. Neither Party has entered into this Agreement in reliance upon a representation, warranty or undertaking of the other Party that is not set out or referred to in the Agreement.

Mohen, Inc.                                                                                                                      UMG Recordings, Inc.

By: /s/ Joseph T. Mohen                                                                                                 By: __

Name: [written] Joseph T. Mohen

Title: [written] Chairman